STOCK PURCHASE AGREEMENT
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    1.  PARTIES.  This Agreement is  made between Crown Group, Inc., hereinafter
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referred to as "Seller," and Efficiency Lodge, Inc.,  hereinafter referred to as
"Purchaser."

    2.  SELLER'S  OWNERSHIP OF THE SHARES.  Seller  owns 100 shares of Home Stay
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Lodge,  Inc., a Florida  corporation,  being all the outstanding  shares thereof
(the "Shares").

    3.  PARTIES'  INTENT TO BUY AND SELL.  Seller agrees to sell,  and Purchaser
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agrees to buy, the Shares on the terms herein set forth.

    4.  PRICE. Purchaser agrees to purchase the Shares for a price of $7,500.00.
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    5.  CLOSING.  The parties  agree to complete the sale and purchase  provided
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for in this Agreement at a closing to be held at location of Seller's  choice on
December 1, 1999.

    For purposes of this Agreement, the term "time of closing" will be deemed to be the close of business on the day prior to the day of the closing.

    6.  DELIVERY OF THE SHARES AT CLOSING. Seller agrees to deliver to Purchaser
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at closing  certificates  representing  the Shares of the  Corporation  owned by
Seller, free of any liens, properly endorsed

    7.   PAYMENT OF  CONSIDERATION  AT CLOSING.  Purchaser  agrees to deliver to
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Seller at closing the purchase price in certified funds or wire transfer.

    8.  SELLERS' REPRESENTATIONS AND WARRANTIES. Seller represents and warrants:
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        a.  ORGANIZATION AND POWERS OF THE CORPORATION.  The Corporation is, and
will be at the time of closing, legally organized and in good standing under the laws of Florida.

            The Corporation has, and will have at the time of closing, the power to own its property and carry on its business as it is now being conducted.

         b. CAPITALIZATION. The authorized capital stock of the Corporation now, and at the time of closing, is 1000 shares. One hundred (100) of these shares are, and will be at the time of closing, validly issued, fully paid, and nonassessable.

             The Corporation does not have, nor will it have at the time of closing, any obligations or commitments related to its shares which may require the Corporation to issue any of its authorized shares.

         c. LIABILITIES. Seller warrants and represents that the Corporation will have no liabilities or obligations as of the date of closing. Seller will indemnify Purchaser up to an amount not in excess of the purchase price of $7,500.00 for any liabilities or obligations not disclosed in this Agreement that existed as of the date of closing.

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

     14. MISCELLANEOUS.
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         a. SURVIVAL. The parties agree that the representations, warranties and indemnities contained in this Agreement will survive the closing.

         b. BINDING EFFECT. This Agreement will be binding upon and enforceable by the parties, and their personal representatives or successors.

         c. GOVERNING LAW. This Agreement is to be construed and governed according to the laws of Florida.

         d. COUNTERPARTS. This Agreement will be executed simultaneously in one or more counterparts. Each counterpart will be considered an original and valid and binding.

         e. SIMULTANEOUS CLOSING. This Agreement must close simultaneous with the purchase of the limited partnership interest by Efficiency Lodge, Inc. from Crown Group, Inc. and Chadco, Inc.

         f. RECORDS. As a condition precedent to closing, Purchaser will execute at closing the acceptance of records set forth on attached Exhibit "A."

         g. AVAILABILITY OF RECORDS. Purchaser, as the sole shareholder of Home Stay Lodge, Inc., the corporate general partner of Home Stay Lodge I, Ltd. ("Partnership"), hereby agrees on behalf of the Partnership to make available to Crown Group, Inc. all of the records of the Partnership necessary for Crown Group, Inc. to file tax returns for the Partnership for the period ending November 30, 1999, and to comply with all other governmental regulations and requirements.

         h. INSURANCE. The Partnership will obtain new insurance coverage effective as of December 1, 1999, and any refund of unused insurance premium shall be distributed by the Partnership to Crown Group, Inc.

         i. TRANSITION. Purchaser shall coordinate with the Windham Company to effectuate a smooth transition of management to Purchaser. Purchaser shall be responsible for insuring that the general partner of the Partnership promptly files all documents necessary with the State of Florida to establish the limited partnership status remains active for all periods commencing after November 30, 1999.

     The parties have executed this Agreement on the _____ day of December, 1999.

CROWN GROUP, INC.                         EFFICIENCY LODGE, INC.


By:  /s/ T. J. Falgout                    By:   /s/ W. Ray Barnes
   Its  Vice  President                      Its _________ President